Carl P. Ranno

Attorney at Law

2733 East Vista Dr.

Phoenix, Arizona 85032

Voice 602.493.0369

Email carlranno@cox.net

November 16, 2018

Board of Directors

Photozou Holdings, Inc.

4-30-4F, Yotsuya

Shinjuku-ku, Tokyo,160-0004, Japan

Via: ishizuka@off-line.co.jp

RE: Opinion as amended to be filed with an S-1 Registration statement filed by Photozou Holdings, Inc. a Delaware Corporation. CIK: 0001627469

Dear Ladies and Gentlemen:

This Opinion is in connection with a registration statement filed by Photozou Holdings, Inc., a Delaware corporation on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on or about August 7, 2018, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of 1,891,000 shares of the Company's common stock, $0.0001 par value (the “Shares”), for public sale by the Company’s selling shareholders.

You have requested my opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of this opinion, I have examined the Registration Statement, and amendments the Company’s Articles of Incorporation filed September 29, 2014, the Company’s Bylaws dated November 24, 2017, the Exhibits attached to the Registration Statement and such other documents and matters of law as I have deemed necessary for the expression of the opinion herein contained.

In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to the originals of all copies submitted to me by the parties herein. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon. As to the various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations or of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without verification except where such verification was readily ascertainable.

Based on the foregoing, I am of the opinion that the Shares, as disclosed in the S-1 Registration Statement, are duly and validly issued, duly authorized, fully paid, non-assessable and owned by the 38 selling shareholders prior to the date of the offering.

This opinion is limited to the Federal laws of the United States, and the applicable statutory provisions of the General Corporation Laws of the State of Delaware, including all applicable provisions of the Delaware Constitution and all regulations related to and all reported judicial decisions interpreting those laws and provisions.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Legal Matters.”

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Interests of Named Experts and Counsel" in the prospectus comprising part of the Registration Statement.

This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-K under the Act and may not be used or relied upon for any other purpose. This opinion is given as of the effective date of the Registration Statement, and I assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

Sincerely,

_/s/ Carl P. Ranno

Carl P. Ranno

Attorney at Law